128 Sidney Street, Cambridge, MA 02139-4239                                        TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2007 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, November 2, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended September 30, 2006 - the first quarter of the Company’s 2007 fiscal year.

“Our recent developments and upcoming events reflect the many activities underway at ImmunoGen and with our collaborators,” commented Mitchel Sayare, Chairman and CEO of ImmunoGen. “We’ll report initial clinical findings for our huC242-DM4 product candidate at the EORTC conference next week and are on track to begin Phase II evaluation of this compound by mid-2007. Next week we’ll also present additional clinical data on our huN901-DM1 compound in the treatment of solid tumors and then, in early December, we’ll report the first data from the study evaluating it in the treatment of the liquid tumor, multiple myeloma.”

Dr. Sayare continued, “Progress by our collaborators included initiation of clinical testing of AVE1642 by sanofi-aventis. This is the second compound to advance into the clinic through our discovery, development and commercialization collaboration with them. We’re pleased that sanofi-aventis exercised its second option to extend the duration of the research portion of this collaboration - which will provide us with committed funding through August 2008 - and that they licensed broader access to our humanization technology.”

For the three-month period ended September 30, 2006, ImmunoGen reported a net loss of $6.3 million, or $0.15 per basic and diluted share, compared to a net loss of $4.7 million, or $0.11 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended September 30, 2006 were $7.8 million, which is consistent with the amount recorded in the same period last year. The first quarter fiscal 2007 revenues include $5.5 million of research and development support fees, compared to $5.7 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, research, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. Of the $5.7 million reported in the first quarter of fiscal 2006, $1.1 million represents funding related to research and development efforts performed during the Company’s 2005 fiscal year under the sanofi-aventis collaboration but billed and recognized in fiscal 2006. The first quarter fiscal 2007 revenues also include $1.4 million of license and milestone fees and $0.9 million of clinical material reimbursement, compared to $1.3 million and $0.8 million, respectively, for the same period last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators.

Operating expenses for the three-month period ended September 30, 2006 were $14.9 million, compared to $13.2 million for the same period last year. The first quarter 2007 operating expenses include research and development expenses of $11.4 million, compared to $9.5 million for the same period last year. The increase was driven primarily by an incremental $1.9 million for manufacturing and process development activity related to the production of the ImmunoGen compounds in clinical testing. The cost of clinical materials reimbursed was $0.6 million in the first quarter fiscal 2007 as compared to $0.9 million for the same period last year. The first quarter fiscal 2007 operating expenses also include general and administrative expenses of $2.8 million, the same amount as was recorded in the comparable period last year.

Other income, primarily consisting of interest income, was $0.8 million in the three-month period ended September 30, 2006, compared to $0.7 million for the same period last year.

ImmunoGen had approximately $70.3 million in cash and marketable securities as of September 30, 2006, compared with $75.0 million as of June 30, 2006, and had no outstanding debt in either period. During the first quarter 2007, cash used in operations was $4.6 million, compared to $3.5 million during the same period last year.

"The extension by sanofi-aventis of the research collaboration between our companies provides ImmunoGen with significant committed research funding through August 2008,” noted Daniel Junius, Executive Vice President, Finance, and CFO. “Our many collaborations continue to be a strong source of non-dilutive funding that allows us to develop our own compounds while reducing our cash burn. At the same time, we continue to be disciplined in managing our operations, as can be seen from these quarterly results.”

Corporate Update

ImmunoGen’s HuN901-DM1 Product Candidate

New clinical data will be reported from the Company’s ongoing Study 002 on November 10, 2006 at the 18th EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics (EORTC) in Prague. This Phase I trial is evaluating huN901-DM1 administered daily for three consecutive days in a 21-day cycle to patients with CD56-expressing solid tumors such as small-cell lung cancer (SCLC). Increasing amounts of the compound are administered in this dose-escalation trial to new cohorts of patients until dose-limiting toxicity is encountered. To date, the level of toxicity associated with the compound has been insufficient to establish its maximum tolerated dose (MTD) and thus dose escalation is ongoing. The poster presented at the conference will include all of the Study 002 data available at that time.

Additionally, the Company will report the first clinical data from its Study 003 on December 11, 2006 at the American Society of Hematology (ASH) annual meeting to be held in Orlando, FL. This Phase I dose-escalation trial evaluates the compound in patients with CD56-expressing multiple myeloma that have relapsed after treatment with approved therapies. Dose escalation also is ongoing in this study.

In 2005, the Company’s Study 001 was expanded to include 35 patients. The majority of these patients have been enrolled, and ImmunoGen expects to report additional data from this study in 2007.

HuN901-DM1 is wholly-owned by ImmunoGen and targets the CD56 antigen found on SCLC, other cancers of neuroendocrine origin, and certain hematological malignancies including multiple myeloma. It comprises ImmunoGen’s huN901 antibody and DM1 maytansinoid cell-killing agent. The huN901 antibody functions to deliver the compound specifically to the cancer cells and the DM1 component serves to kill those cells.

ImmunoGen’s HuC242-DM4 Product Candidate

Initial clinical data for huC242-DM4 will be reported at the EORTC conference on November 8, 2006. HuC242-DM4 is in Phase I testing for the treatment of CanAg-expressing cancers, which include colorectal, pancreatic, other gastrointestinal cancers and many non-small cell lung cancers. The MTD for the compound has not yet been established and patient enrollment is ongoing. The poster presentation will include the data available at the time of the conference.

To be eligible for enrollment, patients need to have CanAg-expressing cancers that have relapsed after treatment with the approved therapies. During the dose-escalation portion of the study, patients with any level of CanAg expression are eligible for enrollment. After the MTD is established, only patients with tumors that have strong, homogenous CanAg expression will be enrolled.

HuC242-DM4 comprises the Company’s CanAg-targeting antibody, huC242, and its DM4 cell-killing agent. This compound also is wholly-owned by ImmunoGen.

Collaborations Update

ImmunoGen has collaborations with a number of companies, including Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor (Johnson & Johnson), Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis. Three compounds are in clinical testing through these collaborations - trastuzumab-DM1, in development by Genentech, and AVE9633 and AVE1642, in development by sanofi-aventis.

Patient dosing with AVE1642 began in October 2006, and ImmunoGen earned a $2 million milestone payment from sanofi-aventis with this event. AVE1642 is a naked (nonconjugated) antibody that binds to and blocks the insulin-like growth factor 1 receptor (IGF-1R). Both AVE1642 and AVE9633, a TAP compound for acute myeloid leukemia, were initially developed by ImmunoGen and licensed to sanofi-aventis from the Company’s preclinical portfolio as part of a discovery, development, and commercialization collaboration established between the companies in 2003.

In August 2006, sanofi-aventis exercised the second of its two options to extend the duration of the research portion of this collaboration, committing to provide ImmunoGen with significant research support funding through August 2008. As part of these negotiations, it was agreed that, effective September 2006, the Company no longer needs to present new targets for antibody-based anticancer therapeutics to sanofi-aventis, enabling ImmunoGen to use such targets in the development of its own proprietary compounds. Through and after the completion of the research collaboration, the Company continues to be entitled to receive significant milestone payments from each collaboration compound, royalties on sales, and manufacturing payments for materials made on behalf of sanofi-aventis; the Company also has certain co-promotion rights on a product-by-product basis.

After the completion of the research collaboration, sanofi-aventis will need to license the right to use ImmunoGen’s maytansinoid TAP technology with antibodies to targets that were not part of the collaboration. In August 2006, the companies also agreed to negotiate a multi-target agreement to provide sanofi-aventis with access to ImmunoGen’s maytansinoid TAP technology after August 2008.

Additionally, in October 2006, sanofi-aventis licensed non-exclusive rights to use ImmunoGen’s proprietary resurfacing technology to humanize antibodies that fall outside of the research collaboration. In 2003, sanofi-aventis gained rights to use the Company’s resurfacing technology to humanize the antibodies in the anticancer compounds included in the collaboration. The agreement established in October 2006 allows sanofi-aventis to be able to use the technology now to humanize antibodies in development for non-oncology applications and also to be able to continue to use it with oncology antibodies after the completion of the research collaboration in 2008. Under this agreement, ImmunoGen earned a $1 million license fee, of which half is due upon contract signing, and is entitled to receive milestone payments potentially totaling $4.5 million plus royalties on sales for each compound humanized under this agreement.

Webcast Information

A conference call is scheduled for today, November 2, 2006 at 4:30 pm (EST). The call will include management discussion of financial results and provide an update on ImmunoGen. To access the live call by phone, dial 913-981-4900. No passcode is required. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 9, 2006.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

-financials follow-

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS

Cash and marketable securities	$70,276	$75,023
Other assets	19,741	19,105

Total assets	$90,017	$94,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,364	$10,723
Long-term portion of deferred revenue and other long-term liabilities	10,668	11,055
Stockholders’ equity	66,985	72,350

Total liabilities and stockholders’ equity	$90,017	$94,128

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Revenues:
Research and development support	$5,507	$5,685
License and milestone fees	1,406	1,261
Clinical materials reimbursement	857	831

Total revenues	7,770	7,777

Expenses:
Cost of clinical materials reimbursed	646	905
Research and development	11,416	9,492
General and administrative	2,797	2,793

Total operating expenses	14,859	13,190

Loss from operations	(7,089)	(5,413)

Other income, net	846	717

Income (loss) before taxes	(6,243)	(4,696)

Income tax expense	10	10

Net income (loss)	$(6,253)	$(4,706)

Net income (loss) per common share, basic and diluted	$(0.15)	$(0.11)

Average common shares outstanding, basic and diluted	41,482	41,065